PDL  BIOPHARMA, INC.

2011 Annual Bonus Plan

This 2011 Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and to promote retention of high performing personnel.

1.  All employees of the Company working 30 hours per week or more (each, a “Participant”) are eligible to receive annual bonuses for 2011 according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee shall have all powers and discretion necessary to administer the Plan and to control its operation and may delegate responsibilities to Company officers as it deems appropriate. Participants are eligible to receive bonuses based on their individual performance and/or the Company’s performance during 2011. A Participant who does not demonstrate satisfactory individual performance (50% or higher), however, will not be eligible for any portion of his or her bonus, including the portion based on Company performance.

2.  Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed corporate goals (“2011 Corporate Goals”) as approved by the Board of Directors and set forth in Exhibit A. The Committee shall review the 2011 Corporate Goals at mid-year to assure that they reflect the priorities of the Company and recommend such changes that it deems appropriate to the Board for its consideration. For clarification, the Committee may determine in its sole discretion that the Company did not satisfactorily complete enough goals and in that case, the Committee may determine that no bonus shall be paid to Participants, regardless of individual performance achievement.  Additionally, the Committee may adjust or modify the 2011 Corporate Goals to reflect changed Company objectives.  Individual performance of the Company’s officers shall be reviewed and recommended to the Committee by the Chief Executive Officer, except for the performance of the Chief Executive Officer, which shall be determined by the Committee based on the Company’s achievement of established Corporate Goals. Individual performance of employees shall be reviewed by the appropriate manager and approved by the Chief Executive Officer.  In all cases, individual performance shall be based on 2011 Individual Goals which have been approved by the Chief Executive Officer and are set forth as Exhibit B.

3.  To be eligible for a bonus, a Participant must be on payroll prior to October 1, 2011 and must by employed by the Company as of the date of payment of the bonus. A Participant hired after April 1, 2011 shall be eligible for a pro-rated bonus.

4.  A Participant who has taken an approved leave of absence pursuant to the Company’s policies during 2011 shall receive a pro-rated bonus.

5.  The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual average W-2 throughout the 2011 calendar year.  The target percentage for executives has been determined by the Committee and for employees has been determined by the manager at the beginning of the Plan Year.  The target percentage shall then be adjusted based on the attainment of 2011 Corporate Goals and Individual Goals over the course of the Plan Year to arrive at a final performance percentage.  For each person, the target percentage and ratio of attainment of 2011 Corporate Goals and 2011 Individual Goals is set forth as Exhibit C.

6.  The Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals, provided that neither percentage may exceed 150%. For example, assuming the Company has met 100% of its 2011 Corporate Goals, a Participant, who has met 150% of his or her 2011 Individual Goals, has a target percentage of 25%, has a corporate-to-individual goal ratio of 50%/50% and a base pay rate of $100,000 will receive a bonus of $31,250 (100% x 0.5 + 150% x 0.5 = 125%; and 125% x 25% = 31.25%; and 31.25% of Participant’s base pay rate of $100,000 = $31,250).  All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

7.  This Plan is effective for the Company’s 2011 calendar year beginning January 1, 2011 through December 31, 2011 (the “Plan Year”) and will expire automatically on December 31, 2011.  Bonus payments will be made by February 15th, 2012.

8.  The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.

9.  Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.

10.  This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.

11.  Payments under this Plan shall be unsecured, unfounded obligations of the Company.  To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.